EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 27th day December, 2006, by and among Migo Software, Inc., a Delaware corporation (the "Company") and Michael Hummell (the "Executive").

RECITALS

The Company desires to employ Executive as Senior Vice President, Business Development, and Executive desires to be so employed by the Company on the terms and subject to the conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby mutually agree as follows:

1.     Employment Agreement. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization are defined in Section 21 below.

2.     Term. The initial term of employment under this Agreement shall be for a term (the "Initial Term") from January 1, 2007 through and including December 31, 2007. Unless either party terminates the Executive's employment by way of written notice in accordance with Section 11 given to the other party at least 30 days prior to the Expiration Date, the term of employment thereafter shall be extended indefinitely, unless and until either party provides 30 days written notice to the other party in accordance with Section 11 that such indefinite term shall end at the end of such 30 day notice period. The parties' obligations under Sections 7, 9, 10 and 11 hereof shall survive the expiration or termination of the Employment Period.

3.     Position and Duties. The Executive shall serve as Senior Vice President, Business Development of the Company during the Employment Period. As Senior Vice President, Business Development of the Company, the Executive shall render executive, policy and other management services to the Company of the type customarily performed by persons serving in a similar capacity. The Executive shall perform such duties as the Chairman of the Board may from time to time reasonably determine and assign to the Executive provided that such duties do not constitute a material departure from the services and responsibilities routinely provided by the Executive. The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties and the advancement of the business and affairs of the Company during the Employment Period.

4.     Place of Performance. In connection with the Executive's employment by the Company during the Employment Period, the Executive's primary place of employment and work location shall be as designated by the Company except for reasonable travel on Company business.

5.     Compensation.

(a)     Base Salary and Bonus. During the Employment Period, the Company shall pay to the Executive an annual base salary (the "Base Salary"), which initially shall be at the rate of $200,000.00 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased (and not decreased, other than in an across-the-board reduction in the base salaries of all or substantially all of the employees of Company's services business in the United States) at the discretion of the Board. If the Executive's Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period. The Base Salary for the 2007 year shall be payable as follows: $100,000 by way of the loan described in paragraph (b) below and the remaining $100,000 in monthly or in such other installments as shall be consistent with the Company's payroll procedures in effect from time to time. In addition to the Base Salary, Executive shall be eligible for an annual bonus in the discretion of the Compensation Committee of the Board of Directors, and shall be based upon factors related to the Executive's performance and the success of the business, as established by the Compensation Committee.

(b)     Loan. Simultaneously with the execution of this Agreement, the Company shall loan Executive the sum of $100,000 to be represented by a Promissory Note delivered by Executive to the Company. The Company agrees to forgive one-twenty fourth (1/24) of the principal balance of the Note as of the end of each bi-monthly pay period of employment during 2007, such that the Note will be forgiven in full upon the completion of one year of employment with the Company.

(c)     Stock Option Grants. During the Employment Period, the Executive shall be eligible to participate in the Company’s Stock Option Plan in accordance with the terms and conditions therein. As of the Effective Time, the Executive shall be granted initial stock options for 200,000 shares of common stock of the Company at an exercise price of $0.20 per share. Said stock options shall be subject to the following vesting: (i) 33% of such options shall vest 12 months after the date hereof; (ii) the remaining options shall vest monthly over a period of 24 months (subject to accelerated vesting)); (iii) Accelerated Vesting shall occur if Executive is terminated not for Good Cause (as defined below), if Executive resigns for Good Reason (as defined below), or upon a Change of Control (as defined in the Stock Option Plan).

(d)  Benefits. During the Employment Period, the Executive will be entitled to all employee benefits and perquisites made available to similarly situated senior executive employees of the Company. Nothing contained in this Agreement shall prevent the Company from changing carriers or from effecting modifications in insurance coverage for the Executive.

(e)      Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.

(f)       Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

6.     Expenses. The Executive is expected and is authorized, subject to the business expense policies as determined by the Board, to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties. The Company shall promptly reimburse the Executive for all such expenses in accordance with Company policy.

7.     Confidentiality; Work Product.

(a)       Information. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive's performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates of which the Executive becomes aware during such period. Therefore, the Executive agrees that he will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive's own account, any of such information, observations, data or any Work Product or Copyrightable Work (as defined below) without the Board's consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive's acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates. The Executive agrees to deliver to the Company at the termination of the Executive's employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive's control.

(b)     Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors ("Work Product") belong to the Company and the Executive hereby assigns, and agrees to assign, all of the Executive's rights, title and interest in and to the Work Product to the Company. Any copyrightable work ("Copyrightable Work") prepared in whole or in part by the Executive in the course of the Executive's work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a "work made for hire, " the Executive hereby assigns and agrees to assign to Company all the Executive's rights, title and interest, including without limitation, copyright in and to such Copyrightable Work, The Executive shall promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

(c)      Enforcement. The Executive acknowledges that the restrictions contained in Section 7(a) hereof are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Executive.

8.     Termination of Employment.

(a)     Permitted Terminations. The Executive's employment hereunder may be terminated during the Employment Period without any breach of this Agreement only under the following circumstances:

   (i)     Death. The Executive's employment hereunder shall
terminate upon the Executive's death;

   (ii)     By the Company. The Company may terminate the Executive's employment:

  (A) if the Executive shall have been unable to perform all of the Executive's duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months ("Disability");

  (B) for Cause; or

   (iii)    By the Executive. The Executive may terminate his
employment with the Company for Good Reason.

(b)      Termination. Any termination of the Executive's employment by the Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination.

9.     Compensation Upon Termination.

(a)     Death. If the Executive's employment is terminated during the Employment Period as a result of the Executive's death, (i) the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's pro rata Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company, at the time such payments are due, and (ii) the Company shall not have any further obligations to the Executive under this Agreement (other than pursuant to any life insurance policy for the benefit of the Executive).

(b)     Disability. If the Company terminates the Executive's employment during the Employment Period because of the Executive's Disability, (i) the Company shall pay the Executive the Executive's pro rata Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company, at the time such payments are due, and (ii) the Company shall not have any further obligations to the Executive under this Agreement (other than with respect to any disability policy maintained for the benefit of the Executive).

(c)     By the Company for Cause. If the Company terminates the Executive's employment during the Employment Period for Cause or if the Executive voluntarily terminates the Executive's employment during the Employment Period without Good Reason, (i) the Company shall pay the Executive the Executive's pro rata portion of the Executive's Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company, at the time such payments are due, (ii) the Executive shall fully and immediately forfeit the Executive's rights with respect to any and all outstanding stock options granted to the Executive and which have not yet become vested and (iii) the Company shall not have any further obligations to the Executive under this Agreement.

(d)     By the Company without Cause; By the Executive for Good Reason. If the Company terminates the Executive's employment other than for Cause, disability or death, or the Executive terminates his employment for Good Reason, (i) the Company shall pay the Executive the Executive's pro rata portion of Base Salary through the Date of Termination and all other accrued but unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company, at the time such payments are due, (ii) the options of Executive shall become fully vested and non-forfeitable as of the Date of Termination, (iii) the Company shall pay the Executive an amount equal to one month’s Base Salary, and (iv) the Company shall not have any further obligations to the Executive under this Agreement (except as otherwise set forth in this Agreement). For purposes of clarity, it is understood and agreed between the parties that no further accrual of pension or 401(k) benefits shall be provided to the Executive (other than earnings on existing accounts and balances) after the Date of Termination.

10.            Non-competition and Non-solicitation.

(a)               Non-competition. The Executive acknowledges that in the course of his employment with the Company and its Affiliates and their predecessors, he has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Affiliates, that the Executive's services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company's ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depend substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Employment Period and for a period of 12 months following the Executive's termination of employment with the Company for any reason, he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the Stomp Business as currently conducted, the Stomp Business being the sale of software solutions for home and business users for (i) Internet security and privacy; (ii) data protection and disaster recovery; and (iii) PC performance and reliability utilities in any country where the Company or its Affiliates currently conducts business. Notwithstanding the foregoing, the ownership by the Executive of not more than 1% of the outstanding shares of any publicly held company shall not violate the provisions of this Section 10 so long as the Executive is not otherwise involved in the management or operation of such publicly held company.

(b)     Non-solicitation. During the Employment Period and for a period of 18 months following the Executive's termination of employment with the Company for any reason, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof, (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate or (iii) initiate or engage in any discussions regarding an acquisition of, or the Executive's employment (whether as an employee, an independent contractor or otherwise) by, any businesses in which the Company or any of its Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its Affiliates upon or within the 18-month period prior to the Date of Termination.

(c)     Enforcement. If, at the time of enforcement of this Section 10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because the Executive's services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

11.    Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, to the Company: at its principal office location; and to the Executive: at his address as listed on the Company's then current payroll; or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

12.    Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

13.    Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 7, 9 10 and 11 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

14.    Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

15.    Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

16.    Amendment Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

17.    Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

18.    Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (but not including the choice of law rules thereof).

19.    Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive there being no representations, warranties or commitments except as set forth herein.

20.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

21.    Definitions.

"Affiliates" means any entity, as may from time to time be designated by the Board, that is a subsidiary corporation of the Company, and each other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition, "control" means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

"Board" means the board of directors of Company or its delegate.

"Cause" means (i) the Executive's commission of a felony or crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (ii) the Executive's conduct which brings the Company or any Affiliate into substantial public disgrace or disrepute, (iii) the Executive's substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Board, and such failure is not cured within 30 days after the Executive receives written notice thereof from the Board, (iv) gross negligence or willful misconduct in the performance of his duties for the Company or any of its Affiliates, or (v) the Executive's substantial failure to achieve annual performance goals as determined by the Board and agreed to by the Executive; or (vi) the Executive's breach of Section 7 or 10 of this Agreement.

"Company" means Migo Software, Inc. and its successors and assigns.

"Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period; (iii) if the Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; or (iv) if the Executive's employment is terminated during the Employment Period for any other reason, the date on which Notice of Termination is given.

"Good Reason" means, in the absence of a written consent of the Executive: (i) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within 10 days after receipt of notice thereof given by the Executive; or (ii) within the Employment Period the Company's requiring the Executive, without Executive's consent, to be based at any office or location more than 50 miles from that identified in Section 4 hereof.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

MIGO SOFTWARE, INC.	Executive

By:
Its:	MICHAEL HUMMELL